EXHIBIT 23.7

                             SAN JUAN HOLDINGS, INC.
      BANK TRUST PLAZA o SUITE # 305 o 255 PONCE DE LEON AVE. o SAN JUAN,
                                 PR 00917-1903
              TELEPHONE: (787) 282-0303 o FACSIMILE: (787) 282-0356


June 30th, 2000

STRICTLY CONFIDENTIAL
Board of Directors
MARGO CARIBE, INC.
Highway 690, Kilometer 5.8
Vega Alta, Puerto Rico 00692

         Re: Registration Statement of iTract, Inc. relating to the Agreement and Plan of Merger, dated as of April 11th, 2000, among Margo Caribe, Inc., iTract, LLC, iTract, Inc., iTract Acquisition Company, LLC and International Commerce Exchange Systems, Inc.

Dear Members of the Board:

         We hereby consent to the reference to our opinion letter dated June 30, 2000 to the Board of Directors of Margo Caribe, Inc. under the captions "SUMMARY
- Opinions of Financial Advisors," "PROPOSED SALE OF MARGO'S BUSINESSES - Background to Sale of Businesses," "PROPOSED SALE OF BUSINESSES - Recommendations of Margo's Board of Directors," "PROPOSED SALE OF BUSINESSES - Opinion of Financial Advisor Regarding Sale of Margo's Businesses" in, and to the inclusion of such opinion letter as Appendix E to the proxy statement/prospectus that is part of the above-referenced Registration Statement. By giving such consent we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "expert" as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,



/s/ SAN JUAN HOLDINGS, INC.
SAN JUAN HOLDINGS, INC.